                                                                   Exhibit 10.29

          RESOLVER-TM- SYSTEM EARLY ACCESS PROGRAM AND LICENSE AGREEMENT

          This Agreement (hereinafter "Agreement"), effective as of September 30, 1999, (hereinafter "Effective Date") is made by and between DuPont Pharmaceuticals Company ("DuPont"), a Delaware general partnership, with offices at Chestnut Run Plaza, 974 Centre Road, Wilmington, Delaware 19805 and Rosetta Inpharmatics, Inc. ("Rosetta"), a Delaware corporation, with principal offices at 12040 - 115th Avenue Northeast, Kirkland, Washington 98034.

                                    RECITALS

          1. DuPont is a worldwide business that focuses on research, development, and delivery of pharmaceuticals to treat unmet medical needs in the fight against AIDS, cardiovascular disease, central nervous system disorders, cancer and arthritis-related disorders.

          2. Rosetta is developing a new gene expression analysis platform known as the Resolver-TM- System that can be used to interrogate and analyze complex pharmacological effects.

          3. DuPont desires early access to pre-commercial release versions of the Resolver-TM- System for internal use.

          4. Rosetta desires feedback on the features and capabilities of the Resolver-TM- System to assist it in the continued development of this system.

                              TERMS AND CONDITIONS

          NOW, THEREFORE, in consideration of the mutual covenants expressed in this Agreement, DuPont and Rosetta agree as follows:

                             ARTICLE 1-- DEFINITIONS

          1.1 "AGREEMENT" means this agreement and all the attachments hereto.

          1.2 "CONFIDENTIAL INFORMATION" means any Information received by one party (the Receiving Party) from another party (the Disclosing Party) that is treated by the Disclosing Party as confidential, provided that such information,
(i) if in written form, is marked "Confidential" or "Proprietary," or (ii) if in other than written form and although not marked "Confidential" or "Proprietary" and not otherwise identified by the Disclosing Party as confidential, is of such a nature that a reasonable person would treat it as confidential or proprietary, unless such information:

          (a) was known to the Receiving Party prior to receipt from the Disclosing Party, as shown by appropriate evidence;

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          (b) was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

          (c) becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party;

          (d) corresponds in substance to any information received in good faith by the Receiving Party from any third party without breach of any obligation of confidentiality; or

          (e) is communicated to any third party by the Disclosing Party without restriction as to confidentiality or on the basis of a restriction that has lapsed.

          1.3 "DELIVERABLE" means a specific tangible thing or task identified in the Agreement as something that must be delivered by one Party to the other, usually by a date specified in the Agreement, and which may trigger an obligation upon the part of, or a response by, the recipient.

          1.4 "DISCLOSING PARTY" when used in reference to Confidential Information means the Party that discloses Confidential Information to the Receiving Party by furnishing documents or other media containing Confidential Information, by orally disclosing Confidential Information, or by permitting visual inspection of something considered confidential.

          1.5 "EARLY ACCESS PROGRAM" OR "PROGRAM" means the arrangement between the Parties pursuant to this Agreement whereby DuPont has access to the Resolver-TM- System prior to its commercial release for internal use only, and provides feedback to Rosetta regarding the Resolver-TM- System together with the Resolver-TM- Software so that Rosetta can continue its development efforts in respect thereof.

          1.6 "FEATURE-COMPLETE RELEASE" means a version of the Resolver-TM-Software that contains all of the features and capabilities that Rosetta will provide at the beginning of Stage 3. For a description of these features, see Appendix A, Stage 3. The Feature-Complete Release delivered to DuPont under this Agreement will be a beta version, i.e., a version that is still undergoing testing prior to commercial release.

          1.7 "INFORMATION" means business and technical information learned or received by a Party from or about the other Party prior to and during the term of this Agreement, and includes, by way of example, the terms of this Agreement, information relating to products or manufacturing capabilities of any Party, customer lists, computer programs or other software, user documentation for software, business methods and plans for future developments, know-how, trade secrets, inventions, other intellectual property, innovations, improvements, discoveries, formulae, techniques, processes, approaches, concepts, data, reports, opinions, blueprints, diagrams, schematics, charts, machines, specifications, drawings, plans, articles of manufacture, samples, parts lists, log books, and research reports, as well as requests for quotes, proposals, and purchase orders.

          1.8 "INITIAL FEATURE RELEASE" means a version of the Resolver-TM-Software that does not contain all of the features and capabilities of the Feature-Complete Release. For a description of features that Rosetta will provide with the Initial Feature Release, see Appendix A, Stage 1.

          1.9 "INTELLECTUAL PROPERTY RIGHTS" shall mean any patents, patent applications, trademarks, copyrights, know-how, moral rights, and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

          1.10 "PARTY" AND "PARTIES" refer to and mean DuPont or Rosetta, as the context requires.

          1.11 "RECEIVING PARTY" when used in reference to Confidential Information means the Party that receives Confidential Information from the Disclosing Party in documents or other media containing Confidential Information, or orally during a presentation or discussion disclosing Confidential Information, or through visual inspection of something considered confidential.

          1.12 "RESOLVER-TM- SOFTWARE" OR "SOFTWARE" means the gene expression analysis software and database, including its schema, licensed hereunder that is being developed by Rosetta as part of the Resolver-TM- System and any derivative works, or any changes, modifications, corrections, improvements, or extensions to the Software. The Resolver-TM- Software consists of Reso1ver-TM- Server Software" and one or more copies of Resolver-TM- Client Software.

          1.13 "RESOLVER-TM- CLIENT SOFTWARE" means one or more copies of a Resolver-TM- Software client application that resides on desktop computers operated by a user at DuPont.

          1.14 "RESOLVER-TM- SERVER SOFTWARE" means that part of the Resolver-TM- Software that resides on the Server.

          1.15 "RESOLVER-TM- SYSTEM" as used herein means a system consisting of the hardware and software components described in Section 4.1.

          1.16 "SECOND FEATURE RELEASE" means a version of the Resolver-TM-Software that has features in addition to the features available in the Initial Feature Release, but fewer features than the Feature-Complete Release. For a description of features that Rosetta will provide with the Second Feature Release, see Appendix A, Stage 2.
          1.17 "SERVER" shall have the meaning ascribed thereto in Section
4.1.1.

          1.18 "TERM" shall have the meaning ascribed thereto in Section 7.1.

                  ARTICLE 2 -- OVERVIEW OF EARLY ACCESS PROGRAM

         2.1 OVERVIEW OF THE PROGRAM. Rosetta hereby undertakes to provide DuPont with early access to the Resolver-TM- System and DuPont hereby agrees to cooperate with Rosetta on development and improvement of the Resolver-TM-System. The Program will consist of three (3) phases or stages that correspond to delivery of different versions of Resolver-TM- Software to DuPont. For Stages 1 and 2 of the Program, Rosetta will provide DuPont with access to the Initial Feature Release and Second Feature Release, respectively, of the Resolver-TM- Software that will reside on a Server owned by DuPont and located at Rosetta's premises. DuPont will access the Resolver-TM- System over a secure connection such as a virtual private network or a private virtual circuit. Rosetta will deliver, when available, a beta version of the Feature-Complete Release for Stage 3, which will likewise initially reside on the Server located at Rosetta's premises and then be transferred to DuPont's premises. The parties expect that DuPont's early use of the Resolver-TM- System, together with DuPont's feedback regarding the performance thereof, will assist Rosetta in the development program for the Resolver-TM- System and the Resolver-TM- Software, as well as benefit DuPont by providing early access to a gene expression data analysis solution at a price less than the anticipated price that will be charged to customers when the Feature-Complete Release version of the Resolver-TM- System is available. This Agreement sets out the duties and obligations of each Party for the Early Access Program.

          2.2 UNFINISHED SOFTWARE. DuPont and Rosetta acknowledge and agree that the Initial Feature Release, Second Feature Release, and Feature-Complete Release versions of the Resolver Software will likely contain bugs, defects, and errors, and that the Software is not expected by either DuPont or Rosetta to function error-free upon installation. DuPont and Rosetta further acknowledge and agree that the Resolver-TM- Software is being provided to DuPont on an early access basis to provide Rosetta with feedback to evaluate and improve its Resolver-TM- System.

          2.3 EXPECTATIONS OF THE PARTIES. Each of the Parties shall use its commercial best efforts to perform the tasks that are assigned to it as set forth in this Agreement.

                    ARTICLE 3 -- LICENSE SCOPE AND MANAGEMENT
                           OF THE EARLY ACCESS PROGRAM

          3.1 LIMITED SOFTWARE LICENSE.

          3.1.1 GRANT OF LICENSE. Subject to full and timely payment of all amounts due Rosetta under Article 6 and subject to the other terms and conditions of this Agreement, Rosetta hereby grants DuPont a nonexclusive, nontransferable, revocable license to use the Software (in object code form only, and without any right to sublicense or make derivative works or any changes, modifications, corrections, improvements, or extensions of the Software) for internal use only in the United States pursuant to the virtual private network established hereunder to connect DuPont to the Resolver-TM-System located at Rosetta's premises during Stages 1 and 2, and thereafter during the Term of this Agreement at DuPont's site [***]. The License includes only rights under presently existing patents and copyrights and only to the extent necessary to use the Resolver-TM- Software as delivered and only when using the Resolver-TM- System as provided by Rosetta. Upon expiration or termination of this Agreement all rights and licenses granted to DuPont pursuant to this Agreement with respect to the Resolver-TM- Software shall revert to Rosetta and DuPont shall retain no rights therein.

         3.1.2 RESTRICTIONS. DuPont agrees that it and its employees, consultants, and

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

representatives will not directly or indirectly (i) subject to Section 12.5, sell, lease, assign, sublicense, or otherwise transfer, (ii) duplicate, reproduce, or copy, (iii) disclose, divulge, or otherwise make available to any third party, (iv) use except as authorized by this Agreement, or (v) decompile, disassemble, reverse engineer, or otherwise analyze for reverse engineering purposes, the Software or any portion thereof, including all trade secrets and Confidential Information therein. DuPont is granted no title or ownership rights to the Software, and all such rights shall remain with Rosetta. DuPont shall use its best efforts to prevent inadvertent disclosure of the Software or any portion thereof, including all trade secrets and Confidential Information therein. DuPont shall not permit any third party, nor any employee, consultant, representative, or agent thereof, that develops, markets, or licenses computer programs with functionality similar to the functionality of the Software to have access to the Software or to any trade secrets or Confidential Information therein. The Resolver-TM- Client Software may be installed on up to [***]
DuPont desktop computers concurrently.

          3.1.3 TERM OF LICENSE. The license to the Software granted by this Agreement shall expire concurrently with the expiration or termination of this Agreement as set forth in Article 7.

          3.1.4 DELETION OF SOFTWARE; RETURN OF DOCUMENTATION AND MATERIALS. As soon as practicable following any termination or expiration of this Agreement (and in no event more than [***] thereafter), DuPont shall (i) permit Rosetta to permanently delete (a) the Resolver-TM- Software from the Server located at Rosetta's premises or such other location at which a Server on which the Software is loaded is then situated and (b) the Resolver-TM- Client Software installed on desktop computers at DuPont's premises, (ii) return to Rosetta all written Information provided by, or on behalf of, Rosetta to DuPont including, but not limited to, Software documentation, and (iii) permanently delete or permit Rosetta to permanently delete any other copies of the Software from all computer systems under DuPont's control. Upon request by Rosetta, DuPont will certify in writing to DuPont's compliance with this
Section 3.1.4.

          3.2 DESIGNATION OF PROGRAM CONTACT. Each Party shall designate an appropriate person, and if necessary a replacement, to serve as its contact for the Program ("Program Contact"). Rosetta's Program Contact initially will be Doug Bassett, Ph.D., and DuPont's Program Contact [***].

          3.3 RESPONSIBILITIES OF PROGRAM CONTACT. The Program Contacts shall represent their respective Parties on all business issues pertaining to the subject matter of this Agreement. The Program Contact shall be the person whom the other Party contacts initially on all business issues. The Program Contacts shall be responsible for developing and maintaining communications between the Parties, determining the status of all activities required or contemplated by this Agreement, monitoring the other Party's compliance with the provisions of this Agreement, and generally promoting a healthy relationship between the Parties. The Program Contacts shall confer as needed to ensure that technical questions and administrative issues are satisfactorily addressed and resolved.

         3.4 TESTING AND FEEDBACK ON RESOLVER-TM- SYSTEM. On a periodic basis during Stages 1, 2, and 3 of this Agreement as may be agreed from time to time between the Program

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Contacts, b t in no case less than every [***], the Program Contacts or their designees shall meet or confer to discuss the experience and feedback of DuPont users regarding the Resolver-TM- System. One week prior to each feedback session, DuPont's Program Contact will provide Rosetta's Program Contact with a written summary of the feedback that will be discussed at the meeting.

          3.5 ACCESS TO RESOLVER-TM- SYSTEM. DuPont shall allow Rosetta to have access to the Resolver-TM- System for the purpose of using, testing, modifying, and correcting the Software, PROVIDED, HOWEVER, that such access shall not materially disrupt DuPont's use of the Resolver-TM- System.

          3.6 RIGHT OF ROSETTA TO DUPONT'S FEEDBACK. DuPont agrees that Rosetta shall have, subject to Article 8, the unlimited right to use without compensation to DuPont, in any manner and for any purpose, any and all information about the Resolver-TM- System gained by DuPont as a result of DuPont's use and evaluation of the Resolver-TM- System. Such information shall include, but not be limited to, any derivative works, changes, compilations, modifications, corrections, improvements, and extensions to the Resolver-TM-System suggested or identified by DuPont. Rosetta shall have the right to use, at its sole discretion, all such information including, but not limited to, use by incorporation of such information into computer programs and documentation for assignment, license, or other transfer to third parties, without any duty to account to DuPont, and DuPont hereby agrees that it will not assert any claims against Rosetta or its assignees or sublicenses with respect to Rosetta's or its assignees' or sublicenses' practice, use, licensing, manufacturing, marketing, sale or distribution of the Resolver-TM- System or Software or any product similar to either thereof that incorporates or utilizes any of such information.

          3.7 NO OBLIGATION TO SUPPORT SOFTWARE. Except as expressly set forth in Article 5, Rosetta shall have no obligation to correct any bugs, defects, or errors in the Resolver-TM- System or to otherwise support or maintain the Software.

          3.8 OWNERSHIP OF RESOLVER-TM- SOFTWARE. DuPont agrees that Rosetta owns all rights, title, and interest including, but not limited to, Intellectual Property Rights, in the Resolver-TM- Software and any derivative works, changes, compilations, modifications, corrections, improvements, or extensions to the Software and Rosetta has the right to file for or otherwise secure and protect such rights. If DuPont is ever held or deemed to be the owner of any Intellectual Property Rights or other rights in the Software or any derivative works, changes, compilations, modifications, corrections, improvements, or extensions of the Software, then DuPont hereby irrevocably assigns to Rosetta all such rights, title, and interest and agrees to execute and deliver all documents and take such other actions as shall be necessary or advisable to create and secure all such rights, title, and interest in Rosetta at Rosetta's sole expense.

          3.9 ROSETTA GENE EXPRESSION DATA PROVIDED WITH RESOLVER-TM- SYSTEM. Rosetta provides gene expression data with the Reso1ver-TM- System for use in tutorial sessions. DuPont acknowledges and agrees that Rosetta's gene expression data are being provided free of charge and without compensation. DuPont agrees that Rosetta owns all rights, title, and interest including, but not limited to, Intellectual Property Rights in the gene expression data. DuPont acknowledges and agrees that such gene expression data are to be used only for internal tutorial

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

purposes. DuPont agrees that it and its employees, consultants, and representatives will not, directly or indirectly, (i) subject to Section 12.5, lend, sell, lease, assign, or otherwise transfer, (ii) duplicate, reproduce, or copy , (iii) show, disclose, divulge, discuss, or otherwise make available to any third party, (iv) export or import to another database or software tool, (v) use except as authorized by this Agreement, or (vi) analyze for research purposes, Rosetta's gene expression data or any portion thereof, including all trade secrets and Confidential Information therein. DuPont is granted no title or ownership rights to the gene expression data, and all such rights shall remain with Rosetta. Any inventions, discoveries, or Intellectual Property Rights arising or related to use of these gene expression data shall belong to Rosetta. If DuPont is ever held or deemed to be the owner of any Intellectual Property Rights or other rights in any inventions or discoveries based upon Rosetta's gene expression data, then DuPont hereby irrevocably assigns to Rosetta all such rights, title, and interest and agrees to execute and deliver all documents and take such other actions as shall be necessary to carry out and effectuate the intent of this Agreement. Rosetta hereby grants DuPont a first right to negotiate an exclusive license for such Intellectual Property Rights upon terms and conditions to be negotiated between the Parties.

          3.10 DESUPPORT NOTIFICATION. Rosetta will notify DuPont's Program Contact at least [***] before support for an old version of the Software is to be terminated.

          3.11 [***]

          3.12 DUPONT'S EXPERIMENTAL DATA. In its use of the Resolver-TM-System, DuPont will be loading experimental data into the Resolver-TM- Software ("DuPont Data"). Rosetta acknowledges and agrees that DuPont Data is Confidential Information as defined in Section 1.2. Rosetta agrees that DuPont owns all rights, title, and interest including, but not limited to, Intellectual Property Rights in the DuPont Data. Rosetta agrees that it and its employees, consultants, and representatives will not, directly or indirectly, (i) lend, sell, lease, assign, or otherwise transfer, (ii) duplicate, reproduce, or copy,
(iii) show, disclose, divulge, discuss, or otherwise make available to any third party, (iv) export or import to another database or software tool, or (v) analyze for research purposes DuPont Data or any portion thereof, including all trade secrets and Confidential Information therein. Rosetta is granted no title or ownership rights to the DuPont Data, and all such rights shall remain with DuPont.

          3.13 NOTICES. Formal notices required or permitted hereunder shall be given in writing. Written notices may be delivered personally, sent by first class mail to the address indicated below, or transmitted electronically by facsimile transmission ("faxed") to the fax telephone number indicated herein. All notices or other communications required or permitted hereunder shall be deemed to have been given (i) if sent by facsimile with confirmed transmission (accompanied by same day deposit of the original in the U.S. Mail, first-class postage prepaid, and properly addressed), on the next business day following facsimile transmission, (ii) if by personal delivery to the proper address, on the date of such delivery, (iii) if by overnight courier service to the proper address, on the second business, day following deposit if delivered within the same country, or on the third business day following deposit if

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

delivered to another country or (iv) if mailed, postage prepaid first class certified or registered mail, return receipt requested, on the fourth business day after mailing if mailed within the same country as that of the addressee and on the seventh business day after mailing if mailed to addressee in another country, to the address designated below or to such other address as a Party may designate to the other in writing:

[***]                                             Rosetta Inpharmatics, Inc.
                                                  12040 - 115th Avenue NE
                                                  Kirkland, WA 98304
                                                  Attn: Chief Operating Officer
                                                  Fax: (425) 820-5757

with a copy to:                                   with a copy to:
DuPont Pharmaceutical Company                     Rosetta Inpharmatics, Inc.
974 Centre Road                                   12040- 115th Avenue NE
Wilmington, Delaware 19805                        Kirkland, WA 98034
Attn: Legal Division                              Attn: Legal Dept.

          ARTICLE 4 -- DESCRIPTION OF RESOLVER-TM- SYSTEM AND CONNECTION

          4.1 RESOLVER-TM- SYSTEM. The Resolver-TM- System consists of the hardware and software components described in this Section 4.1.

          4.1.1 SERVER.

          4.1.1.1 HARDWARE. The hardware upon which the Resolver-TM- Server Software will be initially loaded is a Sun EnterpriseTM "35xx" server that will include two (2) central processing units "(CPU"), four (4) gigabytes of random access memory, one A5200 drive array that has two hundred (200) gigabytes of capacity, and an Ll000 tape backup device that has one (1) terabyte of capacity. Configuration of the Server and any modifications to the Server during Stages 1 and 2 must be conducted or authorized by Rosetta for the Resolver-TM- System to qualify for the maintenance and support set forth in Article 5. Any modifications to the Server hardware or Server software during Stages 1, 2, or 3 of this Agreement that are not approved in writing by Rosetta will cancel Rosetta's obligations for providing maintenance and support as set forth in
Article 5.

         4.1.1.2 OWNERSHIP OF HARDWARE. Rosetta agrees to sell and DuPont agrees to purchase the [***]. Rosetta and DuPont hereby confirm their intent that the Server shall be deemed property of DuPont even though it may become attached or affixed to realty on the premises of Rosetta, and title thereto shall remain in DuPont or its assigns exclusively. DuPont may require plates or markings to be affixed to the Server indicating DuPont's interest. While the Server is on Rosetta's property and in its possession, Rosetta shall be responsible therefor, and shall protect DuPont against any loss of, or damage to such property through insurance coverage with limits and terms and conditions satisfactory to DuPont. [***]

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          4.1.1.3 SERVER SOFTWARE. [***]

          4.1.2 RESOLVER-TM- SOFTWARE. The Server will be loaded with the applicable version of Rosetta's Resolver-TM- Server Software and software for installation of the Resolver -TM- Client Software on compliant DuPont desktop computers.

          4.2 LOCATION OF RESOLVER-TM- SYSTEM. During Stages 1 and 2 as described in Article 5, the Resolver-TM- System will be on the premises of Rosetta to assist in the maintenance of the system. During Stage 3, the parties expect that the Resolver-TM- System will be relocated to a location specified by DuPont. Rosetta and DuPont may mutually agree to move the Server to DuPont's premises prior to Stage 3.

          4.3 SERVER HARDWARE UPGRADES. Rosetta recognizes that after the initiation of Stage 1 of the Program, DuPont may want to upgrade the Server by, for example, installing additional CPUs or additional memory to increase the performance of the Resolver-TM- System. DuPont shall notify Rosetta of the desire to perform such upgrades for a determination by Rosetta of whether any modifications or corrections must be made to the Resolver-TM- Software. DuPont shall be free to purchase hardware upgrade components from whatever source it desires. If DuPont desires to perform a Server upgrade during Stages 1 and 2 and desires to have Rosetta perform the upgrade, this will be classified as "service" as set forth in Section 5.6. Shipping and installation of Server components will be paid by DuPont.

          4.4 CONNECTION TO THE RESOLVER-TM- SYSTEM. For Stages 1 and 2, and during Stage 3 for so long as the Server shall remain located on Rosetta's premises, DuPont will be connected to the Resolver-TM- System using a secure connection such as a virtual private network ("VPN") with the specifications set forth in Appendix B or equivalent thereof.

          4.5 MATERIALS AND EQUIPMENT. Whenever materials, equipment, or third party commercial software applications are specified or described in this Agreement by using the name of a proprietary item or the name of a particular supplier, the naming of the item is intended to establish the type, function and quality required, and substitute materials or equipment may nonetheless be used; provided that such materials or equipment are materially equivalent or equal to that named. If Rosetta wishes to furnish or use a substitute item of material or equipment, Rosetta must first certify that the proposed substitute will perform at least as well the functions described in this Agreement and will be of materially equal substance to that specified and be suited for the same use as that specified. DuPont may require Rosetta to furnish, at Rosetta's expense, reasonable amounts of additional data about the proposed substitute as required to evaluate the substitution. DuPont will be allowed a reasonable time, not to exceed [***], within which to evaluate each proposed substitute.

                  ARTICLE 5- DELIVERABLES AND RESPONSIBILITIES

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          5.1 STAGE 1. Stage 1 shall begin with delivery of the Resolver-TM-System with an Initial Feature Release of Resolver-TM- Software and shall end upon the beginning of Stage 2. Rosetta anticipates delivery of the Resolver-TM-System with an Initial Feature Release of the Resolver-TM- Software within [***] of the Effective Date.

          5.1.1 STAGE 1 DELIVERABLES BY ROSETTA. For Stage 1, Rosetta will provide the following:

          5.1.1.1 Delivery of the Resolver-TM- System described in Article 4 with an Initial Feature Release of the Resolver-TM- Software;

          5.1.1.2 User documentation for the Resolver-TM- System;

          5.1.1.3 [***] of training at Rosetta regarding use of the Initial Feature Release for the Resolver-TM- Software for up to [***] individuals from DuPont with transportation and lodging paid for by DuPont;

          5.1.1.4 Unlimited telephone and e-mail technical support for the Resolver-TM- System between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time during Stage 1;

          5.1.1.5 Maintenance of the Resolver-TM- Server while it is located on Rosetta's premises during Stage 1; and

          5.1.1.6 Installation at DuPont's location by Rosetta with the cooperation of DuPont's staff of the VPN hardware and software necessary to satisfy the minimum specifications set forth in Appendix B.

          5.1.2 STAGE 1 RESPONSIBILITIES OF DUPONT. For Stage 1, DuPont will provide the following:

          5.1.2.1 Desktop computers located at a site to be determined by DuPont for use with the Resolver-TM- System having the minimum specifications set forth in Appendix C;

          5.1.2.2 Installation of Resolver-TM- Client Software onto the desktop computers identified in Section 5.1.2.1;

          5.1.2.3 An internal computer network with l00BaseT network bandwidth to each user's desktop CPU; and

          5.1.2.4 Feedback to Rosetta on the Resolver-TM- System pursuant to
Article 3.

          5.2 STAGE 2. Stage 2 shall begin with installation of the Second Feature Release onto the Server by Rosetta and shall end upon the beginning of Stage 3. Rosetta anticipates delivery of the Second Feature Release within three
(3) months after the Effective Date. Rosetta will discontinue support for the Initial Feature Release delivered in Stage 1 upon the initiation of

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Stage 2.

          5.2.1 STAGE 2 DELIVERABLES BY ROSETTA. For Stage 2, Rosetta will provide the following:

          5.2.1.1 The Second Feature Release with the additional analytical features set forth in Appendix A;

          5.2.1.2 Additional user documentation for the Resolver-TM- System;

          5.2.1.3 [***] of training at Rosetta regarding use of the Second Feature Release for the Resolver-TM- Software for up to [***] individuals from DuPont with transportation and lodging paid for by DuPont;

          5.2.1.4 Unlimited telephone and e-mail technical support for the Resolver-TM- System between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time during Stage 2; and

          5.2.1.5 Maintenance of the Resolver-TM- Server while it is located on Rosetta's premises during Stage 2.

          5.2.2 Stage 2 Responsibilities of DuPont. For Stage 2, DuPont will provide the following:

          5.2.2.1 Installation of an upgrade for the Resolver-TM- Client Software for the Second Feature Release onto the desktop computers identified in Section 5.1.2.1; and

          5.2.2.2 Feedback to Rosetta on the Resolver-TM- System pursuant to
Article 3.

          5.3 STAGE 3. Stage 3 shall begin with installation of the Feature-Complete Release of Resolver-TM- Software onto the Server. Rosetta anticipates availability of a beta version of the Feature-Complete Release of the R Resolver-TM- Software by January 2000. The Server with the Feature-Complete Release software will then be delivered and installed at a site specified by DuPont. Stage 3 will end one (1) year after initiation of Stage 1. Rosetta will discontinue support for the Second Feature Release delivered in Stage 2 upon the initiation of Stage 3.

          5.3.1 STAGE 3 DELIVERABLES BY ROSETTA. For Stage 3, Rosetta will provide the following:

          5.3.1.1 Delivery and installation to a site specified by DuPont of the Resolver-TM- System described in Article 4 and previously located at Rosetta's premises with a beta version of the Feature-Complete Release;

          5.3.1.2 Additional user documentation for the Resolver-TM- System;

          5.3.1.3 [***] day of on-site training at DuPont regarding use of the features provided by the Feature-Complete Release for up to [***] individuals from DuPont

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

with the transportation and lodging for the Rosetta trainer paid for by Rosetta;

          5.3.1.4 Unlimited telephone and e-mail technical support for the Resolver-TM- System between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time for [***] from initiation of Stage 3; and

          5.3.1.5 Upgrade protection for [***] from initiation of Stage
3. Upgrade protection shall mean that any new versions, service packs, or patches of the Resolver-TM- Software will be made available to DuPont without charge when available. Installation of a new version, service pack, or patch by Rosetta under this upgrade protection provision shall be performed by DuPont or, if DuPont wishes Rosetta to perform this service, it will be charged against the service credit described in Section 5.6.

          5.3.2 STAGE 3 RESPONSIBILITIES OF DUPONT. For Stage 3, DuPont will provide the following:

          5.3.2.1 Installation of an upgrade for the Resolver-TM- Client Software for the Feature-Complete Release onto the desktop computers identified in Section 5.1.2.1;

          5.3.2.2 Feedback to Rosetta on the Resolver-TM- System pursuant to
Article 3;

          5.3.2.3 An appropriate physical location for the Server at DuPont; and

          5.3.2.4 Network access by Rosetta to the Server located on DuPont's premises to permit remote access support by Rosetta of the Resolver-TM- System and Server Software if requested by DuPont.

          5.4 TECHNICAL SUPPORT. Technical support as used in this Agreement means bug fixes, trouble shooting, and minor clarifications on use of the Resolver-TM- System, and does not include any modifications to the Resolver-TM-Software. Technical support does not include training or customization of the Resolver-TM- Software.

          5.5 MAINTENANCE. Maintenance as used in Article 5 includes any work done by Rosetta to keep the Server running properly while the Server is on Rosetta premises including, if required, (1) Server database backups and restores, (2) installation of Resolver-TM- Software updates and upgrades on the Server, (3) labor associated with Server hardware repair, and (4) initial Server hardware configuration. Maintenance as used in Article 5 does not include installation of Resolver-TM- Client Software on DuPont's desktop computers, installation of Server software after delivery of the Server to premises, DuPont's or customization of the Resolver-TM- System for DuPont's needs.

          5.6 SERVICE. Time spent by Rosetta under this Agreement that does not qualify as technical support or maintenance such as customization of the Resolver-TM- System for DuPont's needs shall be considered service. At the beginning of Stage 1, DuPont shall have a credit of [***] of service. This credit of [***] is available to DuPont during Stages 1, 2, and 3 of this Agreement and such credit shall expire at the end of Stage 3. Any time spent by

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Rosetta that exceeds the [***] of credited service shall be invoiced to DuPont at [***]. In the event that a Rosetta employee or agent must make a service call to DuPont's premises, reasonable expenses for travel and lodging of such employee or agent will be paid by DuPont. Travel time, per se, shall not be counted toward the credit.

                            ARTICLE 6 -- COMPENSATION

          6.1 DuPont shall pay directly to Rosetta [***] ("Agreed Price") plus any applicable fees or taxes for the rights and licenses provided herein and for the other goods and services provided hereunder. The Agreed Price shall be guaranteed and it shall be non-refundable except as provided in Section 9.3. [***] of the Agreed Price shall be paid within [***] of receipt of an invoice by DuPont following the Effective Date, [***] of the Agreed Price shall be paid within [***] days of receipt of an invoice by DuPont for Stage 1 deliverables described in Sections 5.1.1.1, 5.1.1.2, 5.1.1.3, and 5.1.1.6, and the balance of the Agreed Price shall be paid within [***] days of receipt of an invoice by DuPont of Stage 3 deliverables described in Sections
5.3.1.1 and 5.3.1.2.

          6.2 The amount set forth in Section 6.1 is comprised of the following:

          [***]

          6.3 In the event DuPont shall from time to time elect to extend the term of Rosetta's obligations pursuant to Section 7.1.2, DuPont shall, upon each such election, pay an amount not to exceed [***] of the then existing list price of the Resolver-TM- Software license.

                 ARTICLE 7 - TERM AND TERMINATION OF THE PROGRAM

          7.1      TERM.

          7.1.1 The term ("Term") of this Agreement shall begin on the Effective Date and shall terminate upon the earlier of [***] after the initiation of Stage 3, (2) the date to which this Agreement is extended in accordance with
Section 7.1.2, or (3) the date this Agreement is terminated pursuant to
Section 7.2. Provisions of this Agreement which, by their nature, should survive termination such as, but not limited to Sections 3.1.2, 3.1.4, 3.6, 3.8, 3.9, or the

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

obligations of Articles 8 shall survive termination of this Agreement.

          7.1.2. DuPont will have the right and option, exercisable in writing at any time during the [***] period immediately preceding the then current date on which this Agreement is to expire, to notify Rosetta that DuPont elects to extend the term of Rosetta's obligations to provide Software upgrades, and maintenance and support services related to the Resolver-TM-System for [***]. In the event of any such election by DuPont, DuPont shall thereupon promptly pay to Rosetta the amount set forth in Section 6.3 hereof. The Parties acknowledge and agree that they will negotiate in good faith an amendment and restatement to this Agreement upon the first exercise by DuPont of its election to extend Rosetta's obligations hereunder, taking into account completion of Stages 1, 2, and 3, and incorporating such terms and conditions that are ordinary and customary for maintenance and support contracts for software similar in scope and complexity to the Resolver-TM- Software.

          7.2 NOTICE OF DEFAULT, CURE PERIOD, AND TERMINATION. If a Party defaults in the performance of its obligations under this Agreement, the other Party may send a written notice to the defaulting Party describing such default or defaults. The defaulting Party shall cure the default or defaults described in the notice within [***] after the giving of such notice, unless it is not technically feasible to cure the default within such [***], in which case the defaulting Party (i) shall prepare and submit to the non-defaulting Party within such [***] period a mutually agreeable plan to cure the default and
(ii) shall proceed to cure the default under such plan, PROVIDED, HOWEVER, in the event the default is in respect of DuPont's obligations under Section 6.1 hereof, such default shall be cured within [***]after the giving of such notice. If the Parties do not agree upon a plan to cure the default, or if the Party in default fails to cure its default or defaults within the time period or periods specified in the preceding sentence, the other Party may terminate the Program by delivering a notice of termination to the defaulting Party.

                          ARTICLE 8 -- CONFIDENTIALITY

         8.1 EXCHANGE AND CREATION OF CONFIDENTIAL INFORMATION. The Parties anticipate the need to disclose, exchange, and create Confidential Information during the Program. The Parties also recognize that an employee, consultant or representative of a Party in visiting the premises of another Party may be given access to areas of the premises of such other Party where such employee, consultant or representative may observe or overhear Confidential Information that has not been marked or stated to be confidential. As used in this Article 8, the Party that discloses Confidential Information to the other Party as described in Section 1.4 shall be called the Disclosing Party with respect to such information, and the Party that receives Confidential Information from the Disclosing Party as described in Section 1.11 shall be called the Receiving Party with respect to such information. If an employee, consultant, or representative of one Party creates or develops information jointly or in conjunction with an employee, consultant, or representative of another Party, and if either Party notifies the other Party that it has designated such information as Confidential Information or a reasonable person would treat such information as confidential or proprietary, the information will be considered and treated as Confidential Information hereunder; each Party then shall have the rights of a Disclosing Party and the responsibilities of a Receiving Party.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          8.2 MARKING, DESIGNATION, AND TRANSMITTAL OF CONFIDENTIAL INFORMATION. Each Party that wishes to protect its Confidential Information shall take precaution (a) to mark any document containing Confidential Information with an appropriate legend, such as "Confidential" or "Proprietary" or other similar marking, before giving it to another Party, (b) to advise the other Party at the time of an oral or visual disclosure of Confidential Information that such information is confidential, (c) to prepare a written summary of all such Confidential Information that is disclosed orally or visually and (d) to send such summary to the other Party within thirty (30) days of the oral or visual disclosure confirming that such information previously disclosed orally or visually is to be considered confidential. When transmitting Confidential Information via encrypted email, the Disclosing Party shall send a copy of the encrypted email message to the Program Contact for the Receiving Party and a copy of the encrypted email message to its own Program Contact. The Program Contact for each Party shall maintain copies of all encrypted email messages containing Confidential Information that are sent and that are received by such Party for a period of [***] from the date of receipt. This provision shall not be read to limit the definition of Confidential Information set forth in
Section 1.2.

          8.3 ACKNOWLEDGEMENT OF TRADE SECRETS. DuPont acknowledges that the Software contains valuable trade secrets and confidential information owned by Rosetta including, but not limited to, the development status of the Software, the functionality of the Software, the appearance, content and flow of the Software's user interface, the content of the Software's documentation and other information, and data related and ancillary to the Software. All of such trade secrets and information are considered Confidential Information as that term is used in this Agreement.

          8.4 PROTECTION OF CONFIDENTIAL INFORMATION. Each Receiving Party shall use at least the same degree of care in protecting the Disclosing Party's Confidential Information as it uses to protect its own Confidential Information. Each Party represents that it maintains a reasonable system to protect its own Confidential Information and the Confidential Information that it receives from others. Each Party further represents and warrants to the other Party that its employees, consultants, and representatives who will perform any work under this Agreement and who will have access to Confidential Information will be subject to a valid, binding and enforceable agreement to maintain the confidentiality of Confidential Information and to fulfill the obligations with respect to Confidential Information set out in this Article. Each Party shall take reasonable precaution to prevent employees, consultants, or representatives of another Party or third parties from (a) receiving any document containing Confidential Information that has not been marked with an appropriate legend and
(b) observing or overhearing Confidential Information that has not been marked or stated to be confidential.

          8.5 RESTRICTIONS ON DISCLOSURE OF CONFIDENTIAL INFORMATION. The Receiving Party shall not disclose any Confidential Information that it received from the Disclosing Party, without prior written permission of the Disclosing Party, to any person other than to its employees, and consultants, and representatives who have a need to know such information to carry out their duties or activities in connection with the Program or as otherwise authorized by this Agreement; provided, however, that any consultant of the Receiving Party to whom

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Confidential Information is disclosed, must be obligated by written agreement to give the same protection to the Confidential Information as is provided herein, or have a similar obligation to the Receiving Party to maintain confidential information in confidence. If a Receiving Party is required by judicial or administrative process to disclose Confidential Information of the Disclosing Party, such Receiving Party shall notify such Disclosing Party in writing and allow the Disclosing Party reasonable opportunity to oppose such process or limit the disclosure of Confidential Information.

          8.6 EXCLUSIONS. A Receiving Party may disclose information even though it may be considered Confidential Information of a Disclosing Party in connection with a judicial proceeding requiring such disclosure provided that the Disclosing Party has adequate notice of such proceeding and an opportunity to object to or limit the disclosure, and provided that the disclosure of Confidential Information is limited to what is required as mutually determined by the Receiving Party and the Disclosing Party.

          8.7 TREATMENT OF PREVIOUS DISCLOSURES. If the Parties have communicated Confidential Information pertinent to the Early Access Program to each other pursuant to Confidential Disclosure Agreements and/or Non-Disclosure Agreements, prior to the Effective Date, all such Confidential Information transmitted, received, or exchanged will be governed by this Agreement, which shall supersede any such other agreements in their application to Confidential Information relating to the Program.

          8.8 SURVIVAL AND EXPIRATION. The obligations of non-disclosure and restrictions on use contained in this Article 8 shall survive for a period of [***] from the expiration or termination of the remaining provisions of this Agreement.

                   ARTICLE 9 -- REPRESENTATIONS AND WARRANTIES

          9.1 WARRANTIES BY EACH PARTY. Each Party represents and warrants to the other Party that:

          9.1.1 such Party has full corporate right, power, and authority to enter into this Agreement and to perform the acts required of it hereunder;

          9.1.2 the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound;

          9.1.3 when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

          9.1.4 such Party acknowledges that the other Party makes no representations, warranties, or agreements related to the subject matter of this Agreement that are not expressly provided for in this Agreement.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          9.2 WARRANTY OF Y2K COMPLIANCE. Rosetta warrants that the Resolver-TM- Software is Year 2000 Compliant. "Year 2000 Compliant" shall mean that dates before, on, or after January 1, 2000, encountered and/or processed by the Resolver-TM- Software will be correctly recognized, calculated, sorted, stored, displayed, and/or otherwise processed within the Resolver-TM- Software. This warranty shall not be subject to any disclaimer or exclusion of warranties made in this Agreement pursuant to Section 9.3, except that this warranty shall not be construed to apply to any of the other components of the Resolver-TM-System including, but not limited to, the hardware and other software, such as Server software which is not Resolver-TM- Server Software and third party software, provided under this Agreement.

          9.3 ACKNOWLEDGMENT BY DUPONT; DISCLAIMER OF OTHER WARRANTIES. DuPont and Rosetta agree that the Software is provided "AS IS" and that Rosetta makes no warranty as to the Software. DuPont acknowledges and agrees that (i) the Software is not a product that has been commercially released for sale by Rosetta, (ii) the Software is not in final form and may contain errors, design flaws, or other problems, (iii) the Software is not expected to function error-free upon installation, and it is expected and anticipated that further testing, modification, and development will be necessary to make the Software fully functional, (iv) it may not be possible to make the Software fully functional, (v) use of the Software may result in unexpected results, loss of data, project delays, or other unpredictable damage or loss to DuPont and (vi) Rosetta is under no obligation to release and/or offer for sale the commercial version of the Software, and Rosetta has the right to unilaterally abandon development of the Software, all at any time and in each case without any obligation or liability to DuPont, provided, however, that if Rosetta abandons development of the Software during a [***] period beginning with the initiation of Stage 1, Rosetta shall refund to DuPont the full amount paid to date by DuPont excluding the amounts paid and owed under Sections 6.2.2, 6.2.3, 6.2.4, and 6.2.5. ROSETTA DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTIONS 9.1 AND 9.2 HEREOF INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF NON-INFRINGEMENT, PATENTABILITY, MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE RESOLVER-TM- SYSTEM AND RESOLVER-TM- SOFTWARE INCLUDING, BUT NOT LIMITED TO, ALL HARDWARE AND ALL OTHER SOFTWARE SUCH AS SERVER SOFTWARE AND THIRD PARTY SOFTWARE PROVIDED UNDER THIS AGREEMENT. FURTHERMORE, ROSETTA EXPRESSLY DISCLAIMS THE WARRANTY MADE IN
SECTION 9.2 WITH RESPECT TO THE COMPONENTS OF THE RESOLVER-TM- SYSTEM OTHER THAN THE RESOLVER-TM- SOFTWARE INCLUDING, BUT NOT LIMITED TO, ALL HARDWARE AND ALL OTHER SOFTWARE SUCH AS SERVER SOFTWARE WHICH IS NOT RESOLVER-TM- SERVER SOFTWARE AND THIRD PARTY SOFTWARE PROVIDED UNDER THIS AGREEMENT.

            ARTICLE 10 -- DISCLAIMERS AND LIMITATION OF LIABILITIES

         10.1 INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. Rosetta disclaims any representation or warranty that the technology, information, know-how, data, software, user documentation, or processes disclosed or furnished to DuPont or conceived, developed, or used in the Program does not or will not infringe any Intellectual Property Rights of any third party

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

who is not a party to this Agreement. Each Party shall, however, notify the other Party promptly in writing if such Party has a reasonable basis for believing that any such technology, information, know-how, data, or process, or that any product that incorporates any such technology or that is made using any such process would infringe any Intellectual Property Right of a party who is not a party to this Agreement. This Section 10.1 shall not be interpreted to place an affirmative duty on any Party to perform a patent search or other review of intellectual property of a third party to determine if it is infringing any Intellectual Property Right of another Party or a party who is not a Party.

          10.2 LIMITATION OF LIABILITIES. NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, LOSSES, LIABILITIES, COSTS, OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, GOODWILL, REVENUE, OR BUSINESS) RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, OR TERMINATION OF THIS AGREEMENT, OR ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF (I) BREACH OF THIS AGREEMENT, (II) THE FAILURE BY ANY PARTY TO DEVOTE THE RESOURCES OR EFFORT SPECIFIED IN THIS AGREEMENT,
(III) THE FAILURE BY ANY PARTY TO COMPLY WITH THE EXPRESS CONDITIONS SPECIFIED IN THIS AGREEMENT, OR (IV) ANY EVENT RELATED TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

          10.3     INFRINGEMENT.

          10.3.1 DuPont and Rosetta agree that Rosetta will indemnify DuPont against and will defend, at its own expense, all proceedings, suits, and claims against and/or affecting DuPont or any of its officers, directors, or employees alleging the infringement, breach or violation of any Intellectual Property Rights of any third party covering, or alleged to cover, the Software, in the form furnished or as subsequently modified by Rosetta. Rosetta agrees to defend any such proceeding, suit, or claim, and to pay all costs, fees, and expenses including, without limitation, all reasonable attorneys' fees and other costs, incurred by DuPont and its officers, directors, agents or employees in connection with the defense of any such proceeding, suit, or claim, provided that:

                   (i) Rosetta will be given written notice of all claims of any such infringement or violation and of any suits or claims brought or threatened against DuPont;

                   (ii) Rosetta will be given full authority to assume control of the defense thereof through its own counsel at its sole expense but will not compromise or settle any suits or claims without the express prior written consent of DuPont, provided that such consent will not be unreasonably withheld or delayed;

                   (iii) DuPont will reasonably cooperate with Rosetta in the defense of such proceeding, suit, or claim at Rosetta's sole expense; and

                   (iv) the total expense that Rosetta shall be obligated to bear and pay under this Section 10.3.1 shall not exceed [***], the amount of the Resolver-TM- Software license paid by DuPont.

                   10.3.2 DuPont will indemnify Rosetta against all liabilities and costs, including reasonable attorneys' fees, for defense and settlement of any and all claims against DuPont or Rosetta in the event an allegation of infringement or violation of Intellectual Property Rights of a third party is caused by (i) modification of the Software by DuPont, (ii) any infringement caused by DuPont's use or maintenance of the Software which conflicts with the terms and conditions of this Agreement, and (iii) DuPont's willful use of the Software after receipt of notice of infringement.

                   ARTICLE 11 -- DISPUTES BETWEEN THE PARTIES

         11.1 SCOPE AND PURPOSE OF THIS ARTICLE. The purpose of this Article 11 is to set forth the procedures pursuant to which the Parties intend in good faith to resolve any and all disagreements and disputes between the Parties arising under or related to this Agreement or its making, or the activities of the Parties in connection with the Program (collectively, "Disputes"). The Parties shall follow these procedures fully and exhaustively before initiating any litigation to resolve any Dispute. However, nothing herein shall prevent a Party from filing suit seeking equitable relief (mandatory or prohibitive) to prevent what it perceives as imminent, irreparable harm or to compel a Party to specifically perform in accordance with this Article 11; provided, that if such relief is granted, the Parties will stipulate that any further proceedings in such suit shall be stayed pending the completion of the procedures set forth herein. These procedures do not apply to any claims by unrelated parties. The Parties stipulate that the running of any applicable statute of limitations shall toll effective upon the first notice given under Section 11.2 until [***] after the completion of the process provided in Section 11.3.

          11.2 NOTICE OF DISPUTE. A Party that perceives a Dispute with the other Party subject to this Article 11 may notify the other Party in writing of any Disputes that it wants resolved ("Notifying Party"). The Notifying Party shall include in the notice a detailed statement of the Disputes and a summary of the evidence and arguments supporting the position asserted. The other Party ("Responsive Party") shall respond to the notice within [***] after receipt thereof and may include with its response a cross-notice of any Disputes that the Responsive Party wants resolved. If a Responsive Party raises an additional Dispute, the Notifying Party shall then respond to such cross-notice within [***] after receipt of the Responsive Party's cross-notice. Notwithstanding Section 3.9, all notices, cross-notices and responses shall be in writing and sent by facsimile with a confirming copy sent by first class mail.

          11.3 UNAIDED NEGOTIATIONS BETWEEN THE PARTIES. Initially the Program Contacts and the General Managers of the business unit participating in the Program shall meet at a mutually acceptable time and place within [***] after delivery of the final response, and thereafter as often as they deem necessary, to exchange relevant information and attempt to

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

resolve the dispute. If the matter is not resolved by these Managers within [***] of receipt of the Notifying Party's first written notice, or if such Managers fail to meet within [***] after delivery of the final response, the Dispute shall be referred to the senior executives who have responsibility for the respective organizations involved in the Dispute and who have full and final authority to settle the Dispute. These senior executives shall likewise meet, with or without the respective Business Managers and Program Managers, at a mutually acceptable time and place within [***] after such referral, and thereafter as often as they reasonably deem necessary, to exchange information and attempt to resolve the Dispute. All meetings to be held under this Section
11.3 may be held in person, or may be held by means of telephone or similar communications equipment.

          11.4 LITIGATION. If, after completing the above procedures set out in
Section 11.3, the Parties involved in the Dispute have not resolved fully all Disputes, any Party involved in an unresolved Dispute may file suit in a United States District Court if the dispute involves a federal question and the other requirements for federal jurisdiction are met, or in a State Court if the dispute involves only non-federal questions or the requirements for federal jurisdiction are not met. The venue for a suit filed by DuPont shall be Seattle, Washington, and the venue for a suit filed by Rosetta shall be Wilmington, Delaware.

          11.5 GOVERNING LAW. This Agreement and all questions, claims, disputes, remedies or procedural matters relating to Disputes under this Agreement shall be interpreted in accordance with and governed exclusively by the laws of the State of Delaware, U.S.A., without regard to the principles of conflicts of law.

                           ARTICLE 12 -- MISCELLANEOUS

          12.1 LEGAL STATUS OF THE PARTIES AND THE PROGRAM. Each Party is an independent contractor and will act as such in accordance with the terms of this Agreement in performing its respective obligations under this Agreement. This Agreement is not intended to create, nor shall the activities of the Parties or the Program be construed to create, a joint venture, partnership, or other formal business organization. No Party shall represent to any third party that this Agreement creates, or that the Program is, a joint venture, partnership, or other formal business organization. Nothing herein shall be construed as providing for the sharing of profits or losses. Except as expressly provided herein, no Party can bind any other Party or create any relationship of principal or agent. Except as expressly provided herein, nothing in this Agreement shall grant to any Party the right to make future commitments of any kind for or on behalf of the other Party. No employee of one Party shall be deemed to be the employee of another Party by virtue of this Agreement. No Party shall have any liability for any activities of any other Party by virtue of this Agreement.

          12.2 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the sole benefit of the Parties hereto, and unless expressly provided herein, no rights or powers shall arise hereunder in favor of any third party.

          12.3 FORCE MAJEURE. The failure of any Party to perform hereunder as a result of governmental action, laws, orders, or regulations, or as a result of events, such as war, acts of

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

public enemies, fires, floods, earthquakes, acts of God or any causes of like kind beyond the reasonable control of such Party is excused for so long as such cause exists, but only to the extent such failure is caused by such law, order, regulation, or event.

          12.4 EXPORTS. Each Party hereto shall be responsible for ensuring its compliance with the laws and regulations of the United States government relating to the export of goods and technology from the United States, and the Party receiving technical information from another Party hereby agrees to comply fully with the United States Export Administration Act and regulations promulgated thereunder from time to time by the United States government with respect to that technical information.

          12.5 ASSIGNMENT. Neither Party may assign this Agreement nor any of its rights or obligations hereunder without the prior written consent of the other Party, except that a Party may assign its rights and obligations, without the consent of the other Party, as part of an assignment of the entire Agreement, in connection with (i) a change of the state of incorporation of a Party, or (ii) a merger of a Party into its parent corporation, (iii) the spin-out of the business with which this Agreement is associated into a wholly owned corporation of a Party, (iv) the spin-out of the business with which this Agreement is associated into a separate entity, (v) the subsequent merger of any such wholly owned corporation or separate entity into another entity or (vi) the sale of substantially all the assets of the business unit with which the agreement is associated. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation that such Party then has under this Agreement without prior written consent of the other Party. Any purported assignment by one Party in violation of this Section shall be voidable by any other Party.

          12.6 RULES OF CONSTRUCTION AND INTERPRETATION. This Agreement shall be construed and fairly interpreted in accordance with its terms, without any strict construction in favor of or against either Party. Ambiguities shall not be interpreted against the drafting Party. Any ambiguities in this Agreement shall be interpreted in accordance with the objectives stated in the Recitals. In construing or interpreting this Agreement, the word "or" shall not be construed as exclusive, and the word "including" shall not be limiting. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neuter gender shall include the other genders. All captions and headings in this Agreement are for convenience only and shall not be considered as substantive parts of this Agreement or determinative in the interpretation of this Agreement.

          12.7 AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived only with the written consent of the parties. Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective successors and assigns.

          12.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          12.9 INTEGRATION. This Agreement, together with the Appendices identified below, contains the entire understanding of the Parties as it relates to the subject matter hereof and supersedes any prior agreements or understandings between or among the Parties as to this subject matter:

          12.9.1 Appendix A -- Features for Resolver-TM- Software for Stages 1, 2, and 3

          12.9.2 Appendix B -- Virtual private network specification

          12.9.3 Appendix C -- Specification of desktop computers to be used by DuPont

          12.10 DISPARAGEMENT. DuPont agrees not to disparage or make negative comments about Rosetta's personnel, the Resolver-TM- System, or services provided by Rosetta.

          12.11 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                            [Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date written below.

DUPONT PHARMACEUTICALS COMPANY               ROSETTA INPHARMATICS, INC.

By /S/                                       By
  ----------------------------                 ----------------------------
                                                      John J. King, II

   DIRECTOR PROCUREMENT                      SR. VICE PRESIDENT
------------------------------               ----------------------------
              Title                                      Title

   10/07/99                                  SEPTEMBER 30, 1999
----------------------------                 ----------------------------
               Date                                        Date

      APPENDIX A -- FEATURES OF RESOLVER-TM- SOFTWARE FOR STAGES 1,2, AND 3 7

STAGEL:  FEATURES IN INITIAL FEATURE RELEASE

IMAGE VIEWER
View and interpret images representing primary data for a given profiling technology.

PLOT VIEWER
A flexible plotting engine for experiments, profiles, and genes with powerful analytical features to help decision making and the presentation of results.

TABLE VIEWER
View expression data for experiments, profiles, and genes in a customizable spreadsheet format. Sort & export data for use in other applications. Rearrange, show, or hide columns to tailor the display to the user's needs.

CORRELATION PLOT VIEWER
Using the Correlation Plot Viewer, pairs of genes, profiles, or experiments in the user's gene expression database can be quickly compared.

SYNCHRONIZATION
Synchronization refers to the Resolver application's ability to share selected data among many different tools. Use synchronization to quickly and effectively visualize and analyze data identified in one tool using a second tool.

ROLE-BASED SECURITY SYSTEM
The role-based security system delivered with the Resolver application provides row-level access control for all cell lines, tissues, hybridizations, profiles, and experiments.

PERSISTENT USER PROFILES
Persistent user profiles allow all users to set preferences for the way they use the Resolver application --table configuration, statistical cutoffs, highlighting, etc.--and have those same options in place the next time they use the Resolver, even if the system is accessed using another client machine.

ANNOTATION MANAGERS FOR CELL LINES/TISSUES, NUCLEIC ACID PREPARATIONS (PREPS), AND HYBRIDIZATIONS (HYBS) The Resolver application includes spreadsheet-like interfaces and forms for scientists to effectively manage cell lines and tissues, RNA samples, hybridizations, and experiments tracked within the system.

QUALITY STATISTICS
The Resolver application includes easy-to-understand quality statistics, including P-values on every gene expression measurement. Using these statistics, even the subtlest transcriptional responses can be characterized by repeating expression profiles and combining them into statistically averaged experiments within the Resolver application.

STAGE 2. SECOND FEATURE RELEASE INCLUDES ALL FEATURES IN INITIAL FEATURE
         RELEASE, PLUS:

ROSETTA ARRAY SEARCH TOOL ("ROAST")
Use ROAST (Rosetta Array Search Tool), to compare one gene, experiment, or expression profile against others in the database. This tool is analogous to the BLAST sequence analysis tool.

USER-DEFINED BIOSETS
Use the BioSets features in the Resolver application to group and store collections of genes or experiments of interest and perform set manipulation on these groups. Add annotation and comments to BioSets and, if desired, share them collaboratively with other Resolver users.

COMMENT SYSTEM
An easy-to-use comment system allows users to add or view comments about genes, experiments, expression profiles, or BioSets and even respond to comments made by other users. View comments in hierarchical newsgroup-like format or in table format.

INSTALINK-- PRODUCTIVITY LINK SYSTEM
Use InstaLink to quickly access bioinfonnatics resources within the Resolver application, on the World Wide Web, or on the user's Intranet that aid in the analysis of a particular datapoint within the application. Medline, Entrez, and other databases can be searched with two clicks using this feature. The user can add personalized productivity links to Internet and Intranet sites.

STAGE 3. FEATURE-COMPLETE RELEASE INCLUDES ALL FEATURES IN SECOND
                   FEATURE RELEASE, PLUS:

CLUSTER ANALYSIS ENGINE
Analyze gene expression data, and identify co-regulated gene sets and classes of similar compounds using a high-performance, flexible cluster analysis engine.

CLUSTER TREE VIEWER
Visualize and analyze data from the Cluster Analysis Engine in a compact, convenient hyperbolic display. Search for genes or experiments of interest, and zoom, magnify, move, or rotate trees to identify clusters of interest.

SERVER ADMINISTRATION TOOLS
Use these configuration interfaces and control panels to administer and customize the Resolver application.

*   Resolver is a trademark of Rosetta Inphannatics, Inc.

      APPENDIX B -- VIRTUAL PRIVATE NETWORK SPECIFICATIONS

    [***]




* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

      APPENDIX C -- DESKTOP COMPUTER MINIMUM SPECIFICATIONS

    [***]




* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.